UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2025

U.S. GoldMining Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-41690	37-1792147
(Commission File Number)	(IRS Employer Identification No.)

1188 West Georgia Street, Suite 1830

Vancouver, BC, Canada, V6E 4A2

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (604) 338-9788

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	USGO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $13.00	USGOW	The Nasdaq Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Current CEO

On February 20, 2025, US GoldMining Canada Inc. (“USGOLD Canada”), a wholly-owned Canadian subsidiary of U.S. GoldMining Inc. (the “Company”) entered into a new employment agreement with Tim Smith (the “Smith Employment Agreement”), under which the Company agreed to employ Mr. Smith as the Company’s Chief Executive Officer as of and from February, 2025, and continuing until terminated in accordance with the Smith Employment Agreement. The agreement replaces and supersedes that certain Amended and Restated Employment Agreement, dated August 4, 2022, between GoldMining Inc. and Mr. Smith, pursuant to which Mr. Smith agreed to, among other things, provide services as Chief Executive Officer of the Company. Pursuant to the Smith Employment Agreement, Mr. Smith is entitled to a base salary at a rate of CAD$145,000 per annum effective January 1, 2025 (the “Base Salary”).

Pursuant to the Smith Employment Agreement, Mr. Smith is also entitled to, subject to meeting established and agreed to goals and objectives, to be mutually agreed upon in advance by the parties, an annual incentive package (the “Annual Bonus”) as determined by the Board of Directors of the Company (the “Board”) in its sole discretion and subject to applicable payroll deductions and tax withholdings. The Annual Bonus will be based on a “target” of 100% of the Base Salary as more fully determined by the Board in its sole discretion. The Annual Bonus will contain a combination of cash, stock options and restricted share units, as may be determined and approved at the sole discretion of the Board. Any grants of stock options or restricted share units will be subject to the terms and conditions of the Company’s 2023 Long-Term Incentive Plan and the applicable award agreements of the Company. The Smith Employment Agreement also provides that Mr. Smith is entitled to participate in the benefit plans of the Company, if any, in accordance with the terms of such plans in effect from time to time and as determined by the Board and/or its compensation committee and reimbursement of certain business-related expenses.

The Smith Employment Agreement may be terminated by Mr. Smith with at least 30 days’ prior written notice to USGOLD Canada, or by USGOLD Canada with at least 60 days’ prior written notice to Mr. Smith. If terminated by USGOLD Canada, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The Smith Employment Agreement may be terminated by USGOLD Canada for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

Employment Agreement of Current CFO

As previously reported on a Current Report on Form 8-K filed by the Company, on December 20, 2024, the Board appointed Tyler Wong, who previously served as the Company’s Interim Chief Financial Officer, to the position of Chief Financial Officer. In connection therewith, on February 20, 2025, USGOLD Canada entered into a new employment agreement with Mr. Wong (the “Wong Employment Agreement”), under which the Company agreed to employ Mr. Wong as its Chief Financial Officer as of and from April 11, 2023, and continuing until terminated in accordance with the Wong Employment Agreement. The Wong Employment Agreement supersedes that certain employment agreement between Mr. Wong and USGOLD Canada, dated July 25, 2023, which confirmed and formalized the agreement between parties pursuant to which Mr. Wong agreed to provide services as the Interim Chief Financial Officer of the Company.

Pursuant to the Wong Employment Agreement, Mr. Wong is entitled to a base salary at a rate of CAD$72,500 per annum effective January 1, 2025. The Wong Employment Agreement also provides that Mr. Wong is entitled to participate in the benefit plans of the Company, if any, in accordance with the terms of such plans in effect from time to time and as determined by the Board and/or its compensation committee and reimbursement of certain business-related expenses.

The Wong Employment Agreement may be terminated by Mr. Wong with at least 30 days’ prior written notice to USGOLD Canada, or by USGOLD Canada with at least 60 days’ prior written notice to Mr. Wong. If terminated by USGOLD Canada, such termination is subject to applicable notice periods under the laws of the Province of British Columbia, Canada, including the common law applicable therein. The Wong Employment Agreement may be terminated by USGOLD Canada for cause, as such term is interpreted at common law, at any time, without notice or payment in lieu thereof.

The foregoing summaries of each of the Smith Employment Agreement and the Wong Employment Agreement contained in this Item 5.02 do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Smith Employment Agreement and the Wong Employment Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between US GoldMining Canada Inc. and Tim Smith, dated February 20, 2025
10.2	Employment Agreement by and between US GoldMining Canada Inc. and Tyler Wong, dated February 20, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2025	U.S. GOLDMINING Inc.

	By:	/s/ Tim Smith
	Name:	Tim Smith
	Title:	Chief Executive Officer